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NEWS BULLETIN                                             GROUP 1 AUTOMOTIVE INC
From:
The Financial Relations Board Inc
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AT GROUP 1: Chairman, President and CEO  B. B. Hollingsworth, Jr. (713) 467-6268
            Sr. VP, CFO and Treasurer    Scott L. Thompson        (713) 467-6268

    AT FRB: General Inquiries            Marilyn Windsor          (312) 640-6692
            Analyst Inquiries            Bill Schmidle            (312) 640-6753
            Media Inquiries              Bob Schwaller            (972) 830-2295

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FOR IMMEDIATE RELEASE
MONDAY, AUGUST 16, 1999


              GROUP 1 TO ACQUIRE DEALERSHIPS IN BOSTON, NEW ORLEANS
                                    AND TEXAS

                     GEOGRAPHIC AND BRAND DIVERSITY ENHANCED
                COMPANY'S ANNUAL REVENUE RUN RATE OVER $3 BILLION

HOUSTON, AUGUST 16, 1999--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a leading operator and consolidator in the automotive retailing industry, announced today that it has agreed to acquire dealerships with aggregate revenues of $570 million. These acquisitions include 25 dealership franchises in four markets and, upon completion, will bring Group 1's annualized revenue run rate to over $3 billion, representing over 120,000 retail car and truck sales.

According to the company, the total consideration for the four transactions is approximately $50 million in cash and 925,000 shares of Group 1 common stock. The acquisitions are subject to customary closing conditions, including approval of various manufacturers, government agencies and the completion of due diligence. Group 1 expects to close the transactions by year end.

ENTERS BOSTON, NEW ORLEANS, SAN ANGELO MARKETS
Boston-based Ira Automotive Group will become Group 1's Massachusetts platform. Ira, with revenues of approximately $260 million, consists of Toyota, Lexus, Porsche, Audi, Subaru, Mazda, Isuzu, Buick and Pontiac franchises. David Rosenberg, son of founder Ira Rosenberg, will execute a long-term employment contract and his management team will continue to operate the dealerships. BelAir Partners served as financial advisor to the Rosenberg family on this transaction.

Bohn Automotive Group, with operations in New Orleans, will become Group 1's platform in that region. Bohn has approximately $180 million in revenues from its Toyota, Ford, Buick, Pontiac and GMC franchises. Don and Scott Bohn, third-generation automobile dealers, will execute long-term employment contracts and their management team will continue to operate the dealerships. Presidio Strategies acted as financial advisor to the Bohns on this transaction.


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GROUP 1 AUTOMOTIVE INC.
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Lynn Alexander Automotive Group, based in San Angelo, Texas, will become Group
1's platform in that region. Alexander, with revenues of approximately $100 million, consists of Chevrolet, Chrysler, Plymouth, Jeep, Dodge, Lincoln, Mercury and Nissan franchises. Lynn Alexander will execute a long-term employment contract and his management team will continue to operate the dealerships.

"We are very excited about entering three new markets with outstanding management and great dealerships," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "These platforms enhance our brand and geographic diversity, and our new partners from the Ira, Bohn and Alexander Automotive Groups bring additional depth to our retail management. Additionally, they give us tremendous opportunities for tuck-in acquisitions."

TUCK IN ADDED IN WEST TEXAS
Lone Star Chrysler/Plymouth/Mitsubishi, based in Amarillo, Texas, will be the first tuck-in franchises in the Messer Automotive Group, Group 1's recently acquired West Texas platform. Lone Star has revenues of approximately $30 million.

Year-to-date, Group 1 has closed previously announced acquisitions comprised of 22 franchises with revenues of over $520 million. "I am pleased that once we close this round of acquisitions we will have exceeded our target for 1999," Hollingsworth said. "We can now start to focus on candidates for next year."

Group 1 is a leading operator and consolidator in the highly fragmented automotive retailing industry. Upon completion of the announced acquisitions, Group 1 will have an annualized revenue run rate of over $3 billion, and will own 104 dealership franchises comprised of 31 different brands, and 18 collision service centers located in Texas, Oklahoma, Florida, New Mexico, Colorado, Georgia, Louisiana and Massachusetts. Through its dealerships the company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and arranges related financing, vehicle service and insurance contracts.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are subject to known and unknown risks, uncertainties or other factors not under Group 1's control that may cause the actual results, performance or achievements of Group 1 to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks, uncertainties and other factors include those disclosed in Group 1's filings with the Securities and Exchange Commission.

FOR ADDITIONAL INFORMATION REGARDING GROUP 1 AUTOMOTIVE FREE OF CHARGE VIA FAX,
         DIAL 1-800-PRO-INFO AND USE THE COMPANY'S STOCK SYMBOL, "GPI."

  GROUP 1 AUTOMOTIVE, INC. CAN BE REACHED ON THE INTERNET AT WWW.GROUP1AUTO.COM



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